Exhibit 99.1

AEROSONIC CORPORATION SUBSTANTIALLY COMPLETES

REVIEW OF ACCOUNTING ISSUES

Clearwater, Florida, May 22, 2003 – Aerosonic Corporation (AMEX: AIM) today announced that it has substantially completed its review of the discrepancies in its previously reported financial information concerning inventory accounting and revenue recognition and the resulting overstatements of its inventory and revenue for its fiscal years ended January 31, 2001 and 2002 and the first three quarters of its fiscal year ended January 31, 2003. The extensive research, review and analysis required to quantify and correct the overstatements have delayed the Company’s preparation of its annual report on Form 10–K for its fiscal year ended January 31, 2003, that was required to be filed with the Securities and Exchange Commission by May 1, 2003.

The Company is continuing to work toward resolving the issues in its previously reported financial statements. Although the Company cannot determine how soon it will be able to complete and file its Form 10-K for the year ended January 31, 2003, it hopes to do so as soon as practicable.

On March 17, 2003, Aerosonic announced its preliminary findings and its continuing review of these matters, explaining that they were subject to further refinement and audit. The Company then undertook to examine, evaluate and quantify the nature and extent of the accounting issues disclosed in the March 17 press release.

In confirming the previously announced overstatement of revenue of approximately $0.8 million and overstatement of inventory of approximately $2.2 million, the Company also has thus far identified approximately $3.2 million of additional changes that should be made to its financial statements. The largest of the additional changes is the establishment of a $2.5 million reserve for specifically identified obsolete and slow moving inventory.

These adjustments are the result of misstatements and misrepresentation in the Company’s financial statements, falsification of certain inventory records, adjustments for obsolete and slow moving inventory, improper revenue recognition, questionable fixed asset capitalization, and disbursement and compensation issues.

Last week, the Audit Committee of the Company’s Board of Directors, comprised of independent directors, completed its independent review of these matters and reported its conclusions and recommendations to the Board. The Company has been and continues to be in communication with its independent auditor, the SEC and the American Stock Exchange.

The Company’s President and Chief Executive Officer, David A. Baldini, stated that “the Board and other members of current management have a strong and unwavering commitment to producing accurate and reliable financial information and have established new policies and procedures to enhance internal controls and financial reporting.”

While the Board was considering the recommendations of its Audit Committee, J. Mervyn Nabors, the Company’s Chairman of the Board, announced to the Board that he was resigning as Chairman. Although Mr. Nabors will have no further involvement in day-to-day activities of the Company, he will be available as a consultant to respond to requests by the Company’s President, for a one-year period, and it is expected that he will remain as a director through his current term. Notwithstanding Mr. Nabors’ title as Chairman of the Board, Mr. Baldini, who became President of the Company in November 2002, has presided over all meetings of the Board since that time.

The Company is continuing to operate in a normal manner, and it anticipates that its revenue for the fiscal quarter ended April 30, 2003 will be in excess of $8 million, representing a substantial increase over the same period of the previous fiscal year.

The dollar amounts referred to throughout this document, including (without limitation) the estimated restatements and anticipated revenue, are preliminary estimates and subject to change and additional analysis and adjustment. Further, this document contains statements that constitute “forward-looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking” statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future action by officers and directors of the Company, prospects of the Company’s operations, the amount of any anticipated restatements, profits from future operations, and the Company’s overall future business prospects, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments with respect to the resolution of management issues, operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.